IN THE UNITED STATES BANKRUPTCY COURT
          FOR THE WESTERN DISTRICT OF PENNSYLVANIA


IN RE:                                  BANKR. NO: 03-23239-
MBM

BICO, INC., a\k\a BIOCONTROL                       CHAPTER
11
TECHNOLOGY, INC.,
     Debtor.                       DOCUMENT NO. 56


BICO, INC.,
     Movant

v.


COMMONWEALTH OF
PENNSYLVANIA, DEPARTMENT OF
REVENUE;DEPARTMENT OF THE
TREASURY, INTERNAL REVENUE
SERVICE;EDWARD LOFTON;
INTCO, INC.;DAVID STAUDEMAIER;
     Respondents.


                       ORDER OF COURT


       AND NOW, to-wit this 5th day of August, 2003, upon

  consideration of the Debtor's Motion to Sell Property

  Free and Clear of Liens and Encumbrances, and after

  hearing in open Court, it appearing as follows:

     1.   That proof of service of Motion for Sale and the Order

  setting the hearing on the within Motion was filed with the

  Court showing that service was effected by United States

  First Class mail, postage pre-paid on the above captioned

  Respondents.  Further, sufficient notice of this sale has

  been provided to creditors pursuant to the proof of service of the notice of sale;

2.   That the property to be sold is or may be encumbered by
the following liens and encumbrances:
  Mortgages:     None

  Judgments & Miscellaneous Liens:

     A.   Edward Lofton, Intco, Inc, v. Debtor, GD02-022453

          Allegh. Cty. C.P. Ct., $306,180 judgment and levy on the

          Property;

     B.   David Staudemaier v. Debtor, GD02-018913 Allegh. Cty.

          C.P. CT., judgment and levy on the Property;

     Any other liens of the above captioned Respondents.

     3.   That sufficient notice of the sale and the hearing

          thereon was given to creditors and other parties of interest by the Moving party as shown by the Certificate of Mailing previously filed with the Court.

4. That notice of sale was advertised in accordance with the local rules of Bankruptcy Procedure and Proofs of Publication filed or to be filed with the Court.
5. That the sale price is a full and fair price for the within described property sold.
6. The Debtor's estate holds title or the right to sell the Property (consistent with Pittsburgh Food and Beverage, Inc. v. Ranallo, 112 F.3d 645 (3rd Cir. 1997). Further, the purchaser is acting in good faith in respect to the sale and in accordance with In Re Abbotts Dairies of Pennsylvania, Inc., 788 F.2d 143 (3rd Cir. 1986);
     It is hereby ORDERED, ADJUDGED,  and DECREED as

     follows:

     A.   That the sale of the Property be and hereby is

          confirmed to Dynamics Commercial Funding Corporation or

          his\her\its assigns for the sum of $130,000 and pursuant to the terms, conditions, and provisions of the Agreement and the Motion to Sell;

     B.   The sale shall be free and divested of all liens and

          encumbrances of the Respondents;

C. Any mortgages, judgments, liens and encumbrances and\or claims of the Respondents, divested by this sale, shall attach, to the extent of their validity and priority, to the proceeds generated by the sale;
     D.   The terms and provisions of the Motion and the

          Agreement be and hereby are approved; any successful

          purchaser by and hereby is deemed to have agreed to such

          terms and provisions;

     E.   The Debtor be and hereby is authorized to execute such

          documents reasonably necessary to close on the sale of the

          Property to the successful purchaser and to transfer title to the successful purchaser, including, but not limited to,

          a bill of sale.



                                   BY THE COURT: